                                  September 22, 1997


Westcore Trust
370 Seventeenth Street
Suite 2700
Denver, CO 80202

RE: POST-EFFECTIVE AMENDMENT NO. 46 TO REGISTRATION
    STATEMENT ON FORM N-1A (FILE NO. 2-75677)
    -----------------------------------------------

Gentlemen:

         We have acted as counsel for Westcore Trust, a Massachusetts business trust (the "Trust"), in connection with the registration of 17,548,456 of its shares, no par value (the "Shares"), pursuant to Post-Effective Amendment No. 46 to the Trust's Registration Statement under the Securities Act of 1933, as amended. The registration of such Shares has been made in reliance upon Rule 24e-2 under the Investment Company Act of 1940, as amended. The Trust is an open-end investment company authorized to issue an unlimited number of each class of shares, without par value. We have reviewed the Trust's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders, and such other legal and factual matters as we have deemed appropriate.

         In rendering this opinion, we have relied on the written advice of Massachusetts counsel as to all matters arising under the laws of the Commonwealth of Massachusetts.

         On the basis on the foregoing, we are of the opinion that, when issued for payment as described in the Trust's prospectus for the Shares, the Shares will be validly issued, fully paid and non-assessable by the Trust.

         Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Restated Declaration of Trust of the Trust, as amended, disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued

Westcore Trust
September 22, 1997
Page 2



by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Restated Declaration of Trust, as amended, provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

         We hereby consent to the filing of our opinion as an exhibit to the Trust's Registration Statement referred to above.




                                       Very truly yours,

                                   /s/ DRINKER BIDDLE & REATH LLP

                                       DRINKER BIDDLE & REATH LLP